Exhibit H2

DST SYSTEMS, INC.

BAMCO, INC. ON BEHALF OF BARON INVESTMENT FUNDS TRUST, BARON

SELECT FUNDS TRUST, BARON CAPITAL FUNDS TRUST AND ALL SERIES

THEREOF

TRANSFER AGENCY FEE PROPOSAL

EFFECTIVE 12/01/09 — 11/30/16

A. BASE FEES

Complex Base Fee	$125,000 per year
CUSIP Base Fees:
First CUSIP within a Portfolio	$10,297 per year per CUSIP
Second CUSIP within a Portfolio	$8,009 per year per CUSIP
Third and Subsequent CUSIPS	$5,721 per year per CUSIP

B. ACCOUNT MAINTENANCE AND PROCESSING FEES

Non Level 3 Open Accounts	$20.00 per account per year
Level 3 Open Accounts 1 – 100,000	$4.50 per account per year
Level 3 Open Accounts 100,001 – 200,000	$4.00 per account per year
Level 3 Open Accounts 200,001 +	$3.50 per account per year

Closed Accounts	$1.50 per account per year
Manual New Account Set-up	$5.50 each
Correspondence	$4.58 each
Omnibus Transactions	$1.14 each

C. OTHER SERVICES

12b-1 Processing	$.23 per open and closed acct per cycle / or
$177.63 per report
Lost Shareholder Compliance	Bundled in Open Account Rate
AML Compliance Charge	Bundled in Open Account Rate
CDSC/Sharelot Processing	Bundled in Open Account Rate
Short Term Trader Fees *
90 Days or Less	Bundled in Open Account Rate
91 Days – 180 Days	$0.12 per account per year
181Days – 270 Days	$0.19 per account per year
271 Days – 366 Days	$0.25 per account per year
367 Days – 2 Years	$0.37 per account per year

D. OPTIONAL SERVICES

TA2000 Voice™	Bundled in Open Account Rate
Speech Recognition	See Exhibit B.2
FAN Web™	Bundled in Open Account Rate
NSCC CUSIP Base Fee	Bundled in Open Account Rate

DST SYSTEMS, INC.

TRANSFER AGENCY FEE PROPOSAL

Universal Dealer (Branch Only)	Bundled in Open Account Rate
Same Day Cash Management	Bundled in Open Account Rate

* Computer/Technical Personnel (2009 Rates):
Business Analyst/Tester:
Dedicated	$117,045 per year (1,690 hours)
On Request	$92.90 per hour
COBOL Programmer:
Dedicated	$187,047 per year (1,690 hours)
On Request	$149.23 per hour
Workstation Programmer:
Dedicated	$228,357 per year (1,690 hours)
On Request	$187.04 per hour
Web Developer:
Dedicated	$269,667 per year (1,690 hours)
On Request	$222.62 per hour

* Business Analysis:
Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

Escheatment Costs	$152.45 per CUSIP per filing +
$1.83 per item +
Out-of-pocket costs

Conversion/acquisition Costs – Out of pocket expenses including but not limited to travel and accommodations, programming, training, equipment installation, etc.

* NSCC	See Exhibit B
TA 2000 Voice	See Exhibit C
Reimbursable Expenses	See Exhibit D
Cash Utilization	See Exhibit E
Vision®	See Exhibit F

E. AWD®

Desktop/Remote User License Fee	$ 2,184 per license per year
AS/400 Data Connectivity Fee	$ 2,600 per workstation per year

DST SYSTEMS, INC.

TRANSFER AGENCY FEE PROPOSAL

NOTES:

A.	This schedule does not include reimbursable expenses that are incurred on the Fund’s behalf. Examples of reimbursable expenses include, but are not limited to the items listed in Exhibit D.

B.	A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 days notice.

B.	Open and Closed Accounts Fees: The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date.

Fees Accepted By:

/s/ Thomas J. Schmidt	/s/ Peggy Wong
DST Systems, Inc.	Bamco, Inc. on behalf of Baron Investment Funds Trust, Baron Select Funds Trust, Baron Capital Funds Trust and all series thereof

11/11/09	11/9/09
Date	Date

NSCC FEES AND OUT-OF-POCKET EXPENSES	EXHIBIT B

NSCC Participant Fees

The NSCC charges $40 per month per NSCC Participant any for CPU access/shared line costs.

A combined participant base fee of $200 per month is charged for the following services:

Fund/SERV:

The NSCC charges an activity charge of $.175 per inputted transaction. Transactions include purchases, redemptions and exchanges.

Networking:

– $.02 per account for funds paying dividends on a monthly basis

– $.01 per account for funds paying dividends other than monthly

Commission Settlement:

– $.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge

– $.20 per hundred records, per month, for 500,001 to 1,000,000 records

– $.10 per hundred records, per month, for 1,000,001 records and above

Mutual Fund Profile Service Monthly Membership Fee

– $325.00 per month

Settling Bank Fees

The fund may be charged fees by the Funds Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Fund and the Settling Bank.

Exhibit C

TA2000™ Voice System

PER CALL SERVICE FEE

Utilization of DST’s TA2000 Voice System is based on a service fee of $.21 per call. This charge is a flat rate regardless of the number or type of transactions that a shareholder processes during the call. A given call could result in inquiries and/or transactions being processed for various funds in the complex. Therefore, on a monthly basis, DST will report the number of inquiries and/or transactions processed by fund. A percentage of the total will be derived and reported for each fund. As a result of this process, DST will allocate the charges among the individual funds.

MULTIPLE CALL FLOWS

An additional fee of $500 per month will be charged for each additional call flow that requires different flows, functions, vocabulary, processing, rules or access method. An additional fee of $200 per month will be charged for each additional call flow that is identical in flows, functions, vocabulary, processing rules or access method.

MINIMUM MONTHLY CHARGE

DST’s commitment to the reliability and continued enhancement of the TA2000 Voice System necessitates a minimum monthly charge for the service. The minimum monthly charge will only be assessed when it is greater than the monthly service fees. The minimum monthly charge will be implemented on a graduated basis based on the number of CUSIPS and shareholders in a fund complex and is the sum of the CUSIP and account charges. The schedule for this charge is as follows:

YEARS OF SERVICE	CHARGE PER CUSIP AUTHORIZED FOR SERVICE*	CHARGE PER SHAREHOLDER ACCOUNT**
1	$50	$.002
2	$75	$.003
3	$100	$.004

*        CUSIPS ADDED TO THE SERVICE will be subject to the same minimums being charged to the other CUSIPS in the complex at the time the CUSIPS are added.

**      THE PER ACCOUNT CHARGE is based on the total number of shareholder accounts in authorized CUSIPS at the end of each month.

OUT OF POCKET COSTS

Each fund complex will require a unique WATS number for their shareholders to call. Each WATS number will require a specific number of trunks to service a given volume of shareholder calls. All installation and monthly usage charges associated with these will be billed through monthly out-of-pocket invoices.

TA2000™ SPEECH RECOGNITION CHARGES

All above charges apply with a 25% mark up of all fees (Per call rate, Fund Minimum, Shareholder Account).

REIMBURSABLE EXPENSES	EXHIBIT D

This schedule does not include reimbursable expenses that are incurred on the Fund’s behalf. Examples of reimbursable expenses include, but are not limited to the items listed below:

Forms

Postage (to be paid in advance if so requested)

Mailing Services

Computer Hardware and Software - specific to Fund or installed at remote site at Fund’s direction

Telecommunications Equipment and Lines/Long Distance Charges

Magnetic Tapes, Reels or Cartridges

Magnetic Tape Handling Charges

Microfiche/Microfilm

Freight Charges

Printing

Compliance Program Fee

Bank Wire and ACH Charges

Proxy Processing - per proxy mailed not including postage

Includes:	Proxy Card
Printing
Outgoing Envelope
Return Envelope
Tabulation and Certification

T.I.N. Certification (W8 & W9)

(Postage associated with the return envelope is included)

N.S.C.C Communications Charge

(Fund/Serv and Networking)

Disaster Recovery[1](Includes St. Louis Data Center)	Currently $.206 per open account - Bundled in Open Account Rate
Off-site Record Storage
Second Site Disaster
Backup Fee (per account)
Transmission of Statement Data for	Currently $.036/per record
Remote Processing
Travel, Per Diem and other Billables
Incurredby DST personnel traveling to, at and from the Fund at the request of the Fund

1 The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, is a pro rata portion of DST’s cost for the service and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

Exhibit E.1

DST CASH UTILIZATION

INVESTMENT SERVICE

The following describes the DST Cash Utilization investment service:

1)	Net collected balances: Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N.A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money market Sweep: Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money market account in DST’s name. This account will be registered as “for the account of DST (Client Name)”. The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money market account. The following business day, balances will again be swept into the Money market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Rep: Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment. The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in your accounts.

No investment advisory functions: DST would not be performing investment advisory functions as part of this service. The Money Market and Repo sweep vehicles are UMB product offerings.

2)	Lower bank account service charges: For customer electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than your current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank. These reduced fees will benefit you directly and will not be available to smaller, individual customers of the bank.

Service Fee payment: Each month, UMB will determine your service fees and invoice them to DST. DST will pay them on your behalf from the accumulated earnings of both overnight investment vehicles. DST will provide you with a copy of the UMB invoice supporting these charges.

3)	DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

DST Fee Collection: Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles. We will provide you with detail supporting the calculation of this fee.

Exhibit E.2

4)	Net Earnings Credit: Each month, the remaining net earnings, reduce by both UMB and DST service charges, will be credited against the funds’ Transfer Agency fees as a direct reduction of fund expenses. Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation: DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual funds in accordance with the following procedure; the portion of the total credit that each fund receives shall be equal to the percentage of total TA fees that each fund’s individual fees represent each month. On your TA fee invoice, we will provide the detail of the original gross charges, the amount of the credit for each individual fund and the net amount due for each fund. The funds would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)	Legal Opinion: We have reviewed the Legal Opinion of Seward & Kissel, LLP (“Seward”) dated July 19, 2000 and hereby advise you that, as assumed by Seward in such letter, the existing agreements whereby ‘The Client’ receive transfer agency services from DST through UMB, currently the transfer agent for such Funds, have been, and the agreement now being negotiated by and between the Funds and DST whereby DST is appointed as the transfer agent for the Funds will be, approved by a majority of the directors or trustees of each Fund, including a majority of those directors or trustee who are not “interested person” of the Fund or its affiliates, as that term is defined in the 1940 Act.

6)	Authorization: Not withstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST form NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Funds.

Exhibit F.1

VISION

Fee Schedule

ID Charges

Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$5.00 per month/per ID for each of the first 500 IDs
501 - 1,000	$4.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$3.00 per month/per ID for each of the next 1,000 IDs
2,001 - 3,000	$2.00 per month/per ID for each of the next 1,000 IDs
3,001 - +	No charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges for each affiliate of Customer with a separate management code in the DST system cannot exceed a monthly maximum of $9,500.

Inquiry Charges

Initial Set-up Fee	None
Per View Charge[2]
Standard	$0.05
Reduced	$0.025
Monthly Minimum	None

A view is defined as the complete process of an information request sent to the underlying recordkeeping system, and the corresponding response returned from the underlying recordkeeping system.

Statement Charges

Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge	$0.03 per image
Monthly Statement Interface Support Charge[3]	$1,300
Monthly Minimum	None

Each individual statement presented shall be a separate retrieval and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested

2The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge.

3 The Monthly Statement Interface Support Charge shall only be imposed if Customer elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC. If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

Exhibit F.2

statement, shall be a separate Statement Retrieval Charge. Further, the Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

The Batch Statement Load per-image charge will only be assessed at the time the statements are provided to Vision by the statement vendor, not at the time of viewing or downloading. Statements may be retrieved multiple times during the on-line availability period, but the management company is only charged once. Once the on-line availability period ends, the statements may be requested again and new charges would be assessed.

Email Alert Charges
Per email charge	$0.05 regardless of the number of confirmations included in the email
Transaction Processing Charges[4]
Initial Set-up Fee[5]
Existing FAN Users	$2,500
All Others	$5,000
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject[6]
New Account Establishment (each new account transaction may contain one or more new accounts)	$0.35 per transaction
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum[7]	the greater of $500 or actual usage charge

Fund Family Vision Additional Fees

Fund Family Vision8 is an optional element of the Vision Services which provides Customer the ability to offer integrated access to Vision through the Customer Web Site as described in more detail in the Fund Family Vision Implementation Guide.

4Transaction Processing is an optional element of Vision Services. Customer will not be assessed the Monthly Minimum or any Transaction Processing Charges until one or more of the Transaction types are made available to Users.

5The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing. For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

6 NSCC Reject Processing fee of $.10 does not include a $.05 per reject view charge for the User’s entry of comments associated with each reject.

7 NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

8Participation in the Fund Family Vision offering (both Basic and Premium Packages) is subject to the terms and conditions set forth on Exhibit A attached to this Service Exhibit.

Exhibit F.3

Basic Package

When a User requests access to Vision, Customer’s Web Site will launch a frame-set containing Customer’s header within the top frame and Customer’s custom version of Vision within the lower frame. The customizable components are described in the Fund Family Vision Implementation Guide.

Premium Package

In addition to the integration provided in the Basic Package, the Premium Package provides four additional features as follows:

Authentication - Provides seamless integration between Customer’s Web Site and Vision.

Content Management - Enables Customer to publish marketing or other types of customer-specific content to DST-designated areas within DST-designated Vision screens without manual DST intervention.

Fund Specific Navigation - Enables Customer, if Customer participates in Client List for Fund Family Vision, to define links within the left navigation that will direct the User to specific destinations on Customer’s Web Site.

Web Stats - Provides enhanced reporting of usage patterns and general Web activity.

Fees9 In addition to the other Vision fees as described in this Vision fee schedule, the following Fund Family Vision Additional Fees apply:

Basic Package

In the event Customer elects to utilize the Fund Family Vision option, if the Customer is paying less than the monthly maximum in Vision ID Charges ($9,500), the additional fee for the Fund Family Vision Option shall be a monthly amount equal to the lesser of (i) $1,000 per month, or (ii) the difference between the current ID Charges and the amount needed to reach the $9,500 monthly ID Charge maximum. Customer may utilize the Fund Family Vision option free of charge for so long as Customer is paying the monthly maximum in Vision ID Charges ($9,500).

9 Fund Family Vision fees are not included for purposes of calculating the Vision Volume Discount, as described under Volume Discounts.

Exhibit F.4

Premium Package[10]

Initial Set-up Fee	$5,000
Monthly Fee (in addition to the applicable Basic Package fee)	$3,000

Volume Discounts

Discount Schedule (monthly)11

$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Each affiliate of Customer with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST’s Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on Vision Services fees for the then current calendar year:

Gold Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

Discount:	The discount for each billing cycle equals 2 1/2% of Vision usage fees billed for such cycle.

10 The Premium Package Initial Set-up Fee and Monthly Fee shall be waived for Platinum Level Customers.

11 Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, Email Alert Charges, Transaction Processing Monthly Minimum, and Transaction Processing Charges. ID Charges, Monthly Statement Interface Support Charges, Transaction Processing Initial Set-up Fee, and Fund Family Vision Additional Fees are not included in Volume Discount calculations.

Exhibit F.5

Platinum Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls12, is controlled by or under common control with, Customer. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

12 Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or an entity having management rights comparable to those of a general partner shall be deemed to control such entity. The terms “controlling” and “controlled” shall have corollary meanings.